Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (No. 333-271553) on Form S-3 of our report dated February 2, 2024, relating to the consolidated financial statements of T-Mobile US, Inc. and the effectiveness of T-Mobile US, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of T-Mobile US, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

September 23, 2024